Exhibit 21.1

Subsidiaries of Registrant

Majority Owned Subsidiaries:

		Name	Place of Incorporation

1	.	International Farmland Holdings LP	Delaware, United States
2	.	Adecoagro LP	Delaware, United States
3	.	ONA Ltd.	Malta
4	.	TOBA Ltd.	Malta
5	.	Kadesh Hispania S.L.	Spain
6	.	Leterton España S.L.	Spain
7	.	Adeco Agropecuaria S.A.	Argentina
8	.	Pilaga S.R.L.	Argentina
9	.	Cavok S.A.	Argentina
10	.	Establecimientos El Orden S.A.	Argentina
11	.	Agro Invest S.A.	Argentina
12	.	Forsalta S.A.	Argentina
13	.	Agrícola Ganadera San José S.R.L.	Argentina
14	.	Santa Regina Agropecuaria S.R.L.	Argentina
15	.	Bañado del Salado S.A.	Argentina
16	.	Dinaluca S.A.	Argentina
17	.	Ladelux S.A.	Uruguay
18	.	Kelizer S.C.A.	Uruguay
19	.	Adecoagro Uruguay S.R.L.	Uruguay
20	.	Adeco Brasil Participações S.A.	Brazil
21	.	Adeco Agropecuária Brasil S.A.	Brazil
22	.	Usina Monte Alegre Ltda.	Brazil
23	.	Angélica Agroenergia Ltda.	Brazil
24	.	Fazenda Mimoso Ltda.	Brazil
25	.	Ivinhema Agroenergia S.A.	Brazil

Consolidated Affiliated Entities:
		Name	Place of Incorporation
1	.	Grupo La Lacteo Inc.	Alberta, Canada
2	.	Grupo La Lacteo LP	Alberta, Canada
3	.	La Lácteo S.A.	Argentina